Exhibit 5.1

345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

December 12, 2022

Health Sciences Acquisitions Corporation 2
40 10th Avenue, Floor 7
New York, NY 10014

Ladies and Gentlemen:

We have acted as United States securities counsel to Health Sciences Acquisitions Corporation 2, a Cayman Islands exempted company (the “Company”) in connection with the Registration Statement on Form S-4 (File No. 333-266660) initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 8, 2022 under the Securities Act of 1933, as amended (the “Act”). Such Registration Statement as amended, or supplemented, is hereinafter referred to as the “Registration Statement.” The Company has entered into an Agreement and Plan of Merger dated as of July 4, 2022, as amended, (the “Merger Agreement”) by and among the Company, HSAC Olympus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Orchestra BioMed, Inc., a Delaware corporation (“Orchestra”).

Pursuant to the terms of the Merger Agreement, a business combination between the Company and Orchestra (the “Business Combination”) will occur in two steps. First, before the closing of the Business Combination (the “Closing”), the Company will deregister in the Cayman Islands in accordance with the Companies Act (2022 Revision) (As Revised) of the Cayman Islands (the “Companies Act”) and domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”). Second, at the Closing and immediately following the Domestication, Merger Sub will merge with and into Orchestra, with Orchestra surviving such merger as the surviving entity (the “Merger”). Upon consummation of the Business Combination, Orchestra will become a wholly owned subsidiary of the Company. The Company will then change its name to “Orchestra BioMed Holdings, Inc.” We refer to the Company after giving effect to the Domestication as “New Orchestra.”

Upon the consummation of the Domestication, among other things, (i) all of the Company’s currently issued and outstanding ordinary shares, par value $0.0001 per share (the “Ordinary Shares”) will automatically convert by operation of law, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of New Orchestra (the “Common Stock”), (ii) all of the Company’s currently issued and outstanding warrants issued pursuant to that certain Warrant to Purchase Ordinary Shares of the Company dated August 6, 2020 (the “Original Warrant”), will automatically become by operation of law (and pursuant to Section (h)(3) of the Original Warrant) warrants to acquire Common Stock (the “New Orchestra Warrants”).

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of (i) 33,726,395 shares of Common Stock, consisting of (a) 11,212,117 shares issuable upon conversion of the 11,212,117 outstanding Ordinary Shares (the “Conversion Shares”) pursuant to the Domestication, (b) 2,327,098 shares of Common Stock issuable upon exercise of the New Orchestra Warrants (the “Warrant Shares”), and (c) up to 20,187,180 shares of Common Stock issuable as consideration to holders of the issued and outstanding shares of common stock of Orchestra pursuant to the Merger Agreement (the “Merger Agreement Common Shares”); and (ii) 2,327,098 New Orchestra Warrants, including 1,577,098 New Orchestra Warrants issuable as consideration to holders of warrants of Orchestra pursuant to the Merger Agreement (the “Merger Agreement New Orchestra Warrants”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that:

1. Upon the effectiveness of the Domestication, the Conversion Shares, when issued, will be validly issued, fully paid and non-assessable.

2. Upon the effectiveness of the Domestication and, in the case of the Merger Agreement New Orchestra Warrants, at the effective time of the Merger, each issued and outstanding New Orchestra Warrant will be a valid and binding agreement of New Orchestra, enforceable against New Orchestra in accordance with its terms.

3. Upon the effectiveness of the Domestication, and following the exercise by holders of the New Orchestra Warrants in accordance with the terms thereof and the payment in full of the exercise price for the Warrant Shares pursuant to the New Orchestra Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

4. At the effective time of the Merger, the Merger Agreement Common Shares will be validly issued, fully paid and non-assessable.

The opinion we express in paragraph 2, above, is based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a securities lawyer who is a member of the bar of the State of New York and practicing before the Commission exercising customary professional diligence would reasonably recognize as being applicable to the foregoing transactions.

The opinion set forth in paragraph 2, above, is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless whether considered in a proceeding in equity or at law.

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York or (ii) waivers by the Company of any statutory or constitutional rights or remedies. We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

The opinions we express herein are limited to matters involving the internal laws of the State of New York and the applicable provisions of the DGCL. We express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption, “Legal Matters,” in the Registration Statement and in the proxy statement/prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP

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